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                                     EXHIBIT 99



CONTACT:       Ernest T. Klinger
               Vice President & CFO                            FULL NATIONAL and
TELEPHONE:     310/638-2842                                    FULL ANALYST WIRE
               NASDAQ/NMS-ARDNA                                -----------------

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


     LOS ANGELES, CA April 23, 1998 - Arden Group, Inc. today announced that the Company has received from the Nasdaq Stock Market an extension of time within which the Class A Common Stock of the Company must meet the new public float requirement (effective February 23, 1998) for continued listing on the Nasdaq National Market System. The Company will be submitting to its stockholders for consideration at its Annual Meeting of Stockholders, presently scheduled for June 1998, an amendment to its Restated Certificate of Incorporation increasing the authorized number of shares of Class A Common Stock and Class B Common Stock. Subject to stockholder approval of the amendment, the Company intends, shortly after the Annual Meeting, to effectuate a four-for-one stock split of each of its Class A Common Stock and Class B Common Stock. The proposed stock splits would be accomplished by stock dividends of three additional shares of Class A Common Stock and three additional shares of Class B Common Stock being distributed to holders of Class A Common Stock and Class B Common Stock, respectively, for each share of Class A Common Stock and each share of Class B Common Stock held and would result in the public float of the Class A Common Stock being in compliance with the new maintenance requirements for continued listing on the Nasdaq National Market System.


     Arden Group, Inc. operates 13 Gelson's and Mayfair supermarkets in Southern California.